PRESS RELEASE


FOR IMMEDIATE RELEASE

Dobson Communications Corporation announced today that it has closed a private placement of $170 million of its 13% Senior Exchangeable Preferred Stock, sole managed by Lehman Brothers. The net proceeds of the offering will be used to redeem outstanding shares of the Company's Class F and Class G Preferred Stock, to reduce bank debt at Dobson Cellular Operating Company (DCOC), a subsidiary of Dobson Communications Corporation, and for general corporate purposes including acquisitions.

Under the terms of the offering, holders of this issue of Preferred Stock are entitled to receive dividends at a rate per annum of 13%, payable quarterly. Prior to May 1, 2004 dividends may be paid with additional shares of Preferred Stock and thereafter are required to be paid in cash. The Preferred Stock is redeemable at the Company's option after May 1, 2004 at an initial rate of 106.5% and matures on May 1, 2009.

Everett R. Dobson, the Company's Chief Executive Officer commented "This offering allows Dobson the opportunity to redeem the more expensive Class F and Class G Preferred Stock which was put in place at the time of the Sygnet acquisition and provides increased flexibility under our bank facility."

Dobson Communications is a leading provider of rural cellular telephone services, employing approximately 1,000 employees in its wireless operation, headquartered in Oklahoma City, Oklahoma. The Company currently has wireless operations in ten states located throughout the United States. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.